Exhibit 99.1

Changing the Game

It’s been one month since we introduced Ken Peterman as our new CEO, and as he made clear in his inaugural message to shareholders, Ken fully intended to hit the ground running:

“I’m well aware that we need to do more than simply see opportunities. As we open our next chapter, we must enhance our business and operational performance, utilize common processes, strengthen process discipline, improve program management, better identify and mitigate our risks, and more efficiently convert opportunities into revenue to deliver steadily increasing value to our shareholders.”

Now, with 30 days on the job (and more than a few frequent flier miles under his belt), we wanted to provide investors with a brief update to catalog some of the important changes that Ken has either already implemented, or that are well underway, all with the goal of ensuring that Comtech is positioned at the center of what we see as an extraordinary growth opportunity as the satellite and terrestrial communications markets converge.

Ken moved quickly to meet with and listen to people and leaders across our organization and establish a framework to organize Comtech’s people and processes into “One Comtech”, creating the foundation necessary for operational excellence and sustainable, long-term growth in both our current and newly-emerging markets.

Engineering Led - Customer Focused

A foundational change is Ken’s belief that, as a technology company, Comtech is best helmed by leaders who understand with clarity the art of the technically possible and are able to leverage technology to create a competitive and durable advantage for us. We recognize that Comtech’s success and growth will be driven by a relentless focus on the “customer problem-to-be-solved”, which means that we need to leverage our engineering culture with its creative energy, innovation, and technology leadership, to continually find a ‘better way’ for those customers who depend upon us.

We’re starting from a position of strength: Comtech has native and differentiated expertise in two markets - terrestrial and satellite communications - that are evolving in real-time, even as the demand for always-on connectivity grows. Identifying and empowering leaders with engineering expertise to combine new technologies and bring them to bear on our customers’ problems is our highest priority.

New Initiatives that Change the Game

With an engineering background himself, and a track record of driving market-leading, differentiated growth across both the satellite and terrestrial communications markets, Ken is unleashing the innovative mindset of our engineering talent across the organization to create products, systems and services that will excite our customers, create unprecedented customer value and truly enhance customer outcomes.

While traveling across both the United States and the Atlantic Ocean during these last 30 days, Ken has met directly and individually with the senior leadership teams of each of our business units, engaged with our employees at every level, reviewed and challenged our strategic thinking, and heard directly from our employees about their diverse challenges, and many opportunities. These insights have already been translated into a variety of performance initiatives.

Comtech’s First Performance Initiative: Align Tools, Systems and Processes Across the Enterprise

Our recently-appointed COO, Maria Hedden is an engineer herself, and fully empowered to undertake a comprehensive assessment across our various operations, program management, supply chain and strategic sourcing functions with a direct mandate to:

●	Establish corporate-level, centralized leadership to govern Operations, Supply Chain, Strategic Sourcing, Contracts, and other major functions, improving operational performance and amplifying our negotiating effectiveness with our vendors

●	Establish common processes and strengthen process discipline across operations, technology development, risk management and program execution

●	Define organization-level KPI’s (Key Performance Indicators) to measure our progress toward prioritizing our efforts, focusing our resources, identifying and mitigating risks, eliminating redundancies, improving efficiencies, and empowering growth

●	Strengthen customer-facing processes to more accurately define, price and de-risk proposals, negotiate mutually beneficial contracts, and improve overall program management discipline

Our Second Performance Initiative: Comtech’s First People Strategy

Our Vice President of Human Resources, Jennie Reilly, has launched Comtech’s first comprehensive People Strategy, designed to fill current and emerging skill gaps in engineering, business processes, systems design and integration, solidify succession planning, strengthen our talent pipelines and generally apply dedicated focus on our people in the same way that we do to our business operations and technology roadmaps.

Our technology leadership is grounded in the creative energy, innovative mindset, customer focus and unparalleled passion of our people. It is imperative that we develop and continually maintain a purposeful strategy that focuses on empowering our people, unleashing their talents, and continually developing and advancing their capabilities. The goals and objectives of our first-ever People Strategy is to do exactly that.

Our Third Performance Initiative: Comtech’s First Innovation Foundry

In order to strengthen and extend our technology leadership and growth potential, Ken has created the role of Chief Growth Officer and appointed Anirban Chakraborty as Comtech’s first-ever CGO. Anirban will be tasked with working across our organization to provide our customers with insights and solutions based on Comtech’s best-in-class communications technologies.

Importantly, Anirban, will oversee our new Comtech Labs & Innovation Foundry, a unit which will engage with our customers, suppliers, and partners to continually push the boundaries of terrestrial and satellite communications innovation.

Our Innovation Foundry will identify and select ‘ambassadors’ from across our various geographies and businesses to engage, leveraging their diverse backgrounds, perspectives, and thought processes to advance Comtech’s technology and thought leadership across all of our endeavors.

Staying Connected

Keeping us connected is core to everything we do at Comtech. As Ken wrote in his inaugural message to shareholders:

“Essentially, it’s about leveraging technology to ‘continually find a better way’. Our customer’s problems represent some of the toughest challenges imaginable. Whether it’s first responders answering a call for help; businesses seeking to enable a safe and connected workforce; or our own sons & daughters in uniform performing challenging missions in the harshest of environments, where the stakes are highest - it is Comtech’s culture of innovation, our intense focus on the customer, and our innovative technology leadership, that have continually empowered our customers to overcome these complex challenges and truly change the game.”

And, for our part, we commit to staying connected with you along our journey.

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